Exhibit 99.1

Exxon Mobil Corporation

Presentations and Q&A Session

Analyst Meeting

New York, NY

March 11, 2010

EXXON MOBIL CORPORATION ANALYST MEETING MARCH 11, 2010 New York, NY 9:00 a.m. ET

David Rosenthal (Vice President of Investor Relations and Secretary of the Corporation)

Good morning. For those of you that I have not met, I am David Rosenthal. I’m the Vice President of Investor Relations and Secretary for ExxonMobil, and I’d like to welcome everyone today to ExxonMobil’s 2010 Analyst Meeting.

Before we begin the formal agenda, I would like to familiarize everybody with the safety procedures here at the New York Stock Exchange. There is an exit in the back of the room and one through the doors on my right.

In the event that there is an emergency, the New York Stock Exchange personnel will provide us with the instructions on how to respond. They will also, in the case of an evacuation, direct us to the nearest exit. So, please wait for instructions if this were to occur. I would also ask everyone to please ensure that your cell phones and BlackBerrys are turned off at this time.

Next, I would like to draw your attention to the cautionary statement that you will find in the front of your presentation material. This statement contains information regarding today’s presentation and discussion. If you have not previously read this statement, I would ask that you do so at this time.

I would also refer you to our website; exxonmobil.com, for additional information on factors affecting future results as well as supplemental information defining key terms that we will use today.

Our review today will begin with Rex Tillerson’s remarks on the Corporation’s performance and strategies. Mark Albers and Andy Swiger will then present an overview of the Upstream business. Don Humphreys and Mike Dolan will follow with a review of our Downstream business, and Mike Dolan will then present an overview of the Chemical business. We will then take a short break after which Rex will have some closing comments and then we will conduct our question-and-answer session. The meeting will end at noon.

It is now my pleasure to introduce our Chairman and CEO, Rex Tillerson. Rex.

Rex Tillerson (Chairman and CEO)

Thank you, David, and good morning, all. It is always nice to visit New York City — heavy emphasis on the visit. It is always a pleasure to be here at the New York Stock Exchange, and we really do want to express our appreciation to the folks here at the Exchange for allowing us to hold this meeting here now for the eighth year in a row and the assistance they provide us, and it’s much appreciated. We want to welcome all of you who’ve joined us for the 2010 Analyst Meeting, whether you’re here in person or you’re listening via telephone or listening via the webcast.

As all of you will remember, 2008 was a record year for ExxonMobil and the industry at large. In 2009 the business environment was dramatically different, however, ExxonMobil’s business, in that environment, though, delivered very strong performance in what was a pretty challenging time. Not just in 2009 — but if one thinks back to how we exited 2008 with a lot of price uncertainty, and then the conditions that presented themselves in 2009.

It is my pleasure this morning to share our 2009 results with you and discuss how we continue to keep ExxonMobil positioned to deliver very strong performance in the years ahead, including continuing to deliver good value for our shareholders. We do remain focused on our business plan, which consists of a robust exploration program, continued record capital investments and a relentless focus on operational excellence.

Our business model, which those of you who have attended before are quite familiar, our disciplined approach and our dedication to our rigorous decision-making and long-term planning continue, in my view, to distinguish ExxonMobil from our competitors.

Before we proceed I would like to mention, and I don’t think it’ll come as a surprise to you, that today’s presentation does not include any prospective information about the XTO Energy merger or the post-merger effects on our combined results since that is still pending various approvals, it would be inappropriate for us to comment in that regard. However, given that I know there is some interest in that, at the end of the presentation and before we get to the Q&A period, I will make a few comments just on the status of where the merger stands.

Overall, I am pleased with our 2009 performance. We delivered strong results in a period of significant market challenges. Our safety performance, excellence in operations and superior financial results, once again, led our industry. Earnings of $19.3 billion and a return on average capital employed of 16% were strong despite the significant drop in commodity prices and the impact of the global recession on demand.

Cash flow from operations and asset sales was $30 billion. This allowed for distributions to shareholders through dividends and share purchases of $26 billion, demonstrating our on-going commitment to maximize shareholder value. We continued our robust, disciplined investment program in 2009; investing a record $27 billion back into the business.

Our financial strength and technical operational expertise allow us to invest through the business cycle, growing long-term value. In 2009, we again added more reserves than we produced. This marks the 16th consecutive year our reserves replacement rate has exceeded 100%.

Total shareholder return was a negative 12.6%, reversing the strong relative performance in 2008 following the global financial crisis. While a single year result is never a good way to measure the long-term performance, I am, nonetheless, not happy about the negative shareholder return.

However, as indicated, I am satisfied that our financial performance allows us to continue to invest for the long term, and leaves us positioned well to capitalize on opportunities on offer in the current business environment. These results are a tribute to the hard work, the diligence and the focus of the more than 80,000 men and women who work on ExxonMobil’s behalf the world over.

Now I’d like to review our safety performance, as it is a key indicator of how well our enterprise is operating. As many of you have heard me say before, nothing receives more management attention at ExxonMobil than the safety and health of our employees, our contractors, our customers and the people who live and work in the areas where we operate.

In 2009, we achieved best-ever lost time incident rates for our combined employee and contractor workforce. Our safety performance continued to lead the industry and we are proud of this achievement. Within ExxonMobil we know that good safety performance leads to good business performance.

Our vision that Nobody Gets Hurt is a central element of daily operational excellence. At ExxonMobil we pursue excellence in safety performance using a systematic, proactive and globally aligned approach. We and the people of ExxonMobil are dedicated to the highest standards of safety and health, and remain committed to maintaining and improving upon these already very high levels of performance.

To do so requires diligence and innovation. An organization cannot become complacent nor content with past safety performance, and we are determined not to be satisfied until we can conclude each day where Nobody Gets Hurt.

Let’s now take a look at environmental performance. Meeting the world’s growing need for energy while managing impacts on the environment is, today, one of society’s grand challenges. Meeting the energy needs of the present generations while protecting the environment for future generations has to be our collective objective. At ExxonMobil we achieved this through rigorous environmental management programs that deliver consistent, continuous improvement in our global environmental performance.

Through flare reduction and energy efficiency steps taken since 2005, we have reduced greenhouse gas emissions by more than 8 million metric tonnes in 2009, which is the equivalent of taking 1.7 million cars off the road in the United States. One of our most important areas of improvement is energy efficiency. For example, we are on track to meet targets for improving energy efficiency across our worldwide refining and petrochemical operations by at least 10% between the years 2002 and 2012.

We continue our initiatives to reduce hydrocarbon flaring associated with our operations. In 2009 Upstream hydrocarbon flaring was over 20% lower than in 2008, and is now down almost 50% from levels only a few years ago. Ongoing improvements in reducing spills and releases, resulted in zero oil spills from company owned and operated marine vessels in 2009. In our current operations and as we develop projects for the future, we will continue working to Protect Tomorrow. Today.

Let’s now look at the 2009 financial results. During a period of volatile and changing industry conditions in 2009, ExxonMobil earned $19.3 billion. These results led the industry. Each of our three business segments Upstream, Downstream and Chemical, achieved industry-leading results. These results were achieved while maintaining our commitment to operational excellence, and are reflective of competitive advantages that have been years in the making.

A high-quality portfolio of assets that is differentiated from our competition by scale, geographic diversity and the level of integration throughout our global operations, our consistent commitment to technology and the strength of our global functional organization, are distinct competitive advantages that allow ExxonMobil to deliver industry-leading results across a range of market conditions.

To give these results further context, let’s look at return on average capital employed and how that compares to competition. In 2009, ExxonMobil’s ROCE was an industry-leading 16.3%; that’s more than 50% higher than the nearest super major competitor. We manage each of our business lines for the long term and each of our three business lines also led the competition across all segments. A disciplined approach to investing through the business cycle with no write-down of assets, has established a long record of responsible stewardship of our shareholder’s money.

Turning to cash flow. Strong cash flow provides important flexibility to fund our business plans and generate robust returns for our shareholders. In 2009, cash flow from operating activities was $28.4 billion. The reduction in cash flow is in-line with lower commodity prices and lower margins. Importantly, these cash flows enabled us to fund all attractive investment opportunities and prudently grow the annual dividend.

In 2009, we invested record levels of Capex to position the business for long-term growth and sustainability. Over the past five years we have invested over $110 billion, demonstrating our commitment to invest through the business cycle. We pursue opportunities in all regions of the world and across all business lines. Our disciplined approach to investments is to advance attractive opportunities that will be robust across a broad range of industry and market conditions while maintaining capital efficiency.

In 2009, we executed our business plans, aggressively capture — to aggressively capture market savings on offer with the changing economic conditions. I’ll comment on our future Capex plans later. For now, let’s look at another way we deliver shareholder value through sustained and growing dividends.

We continue to evaluate and manage our dividend policy to build long-term shareholder value and provide real dividend growth through the cycle. Over the past five years, we have distributed over $38 billion in dividends to shareholders. During this same period, we increased per share dividends 57% representing an average growth rate of more than 9% per year, compared to the U.S. CPI of about 2.6% annually.

Since 1983, through business cycle ups and downs, shareholders have received annual per share dividend increases. In addition to growing dividends, we have provided added flexibility in returns to shareholders via share repurchases. In 2009, we distributed $18 billion to shareholders through share purchases while our major competitors discontinued their programs. On a cumulative basis, distributions to shareholders were $119 billion over the last five years. Purchases have reduced shares outstanding by 26% since the beginning of the year 2005.

We continue to believe the share purchase program is an effective way to distribute value to shareholders while at the same time, maintaining the flexibility to balance the cash needs of the Corporation. One of the ways the share purchase program benefits all shareholders is by increasing the per share ownership of ExxonMobil’s underlying assets and operations.

Each share of ExxonMobil has an interest today in 26% more production volumes than in 2005. Over the same period, each share now owns 34% more proved reserves and 22% more of our refining throughput. Comparing these results to our competition reinforces how beneficial the share purchase program has been to shareholders.

For instance, since 2005, ExxonMobil has delivered annual oil-equivalent production per share growth of 6%. That’s more than 2% higher than our nearest competitor. The combination of ExxonMobil’s industry-leading business results and share purchase program, represent a powerful approach to increasing shareholder value. This value is further reflected in earnings per share.

In 2009, earnings per share were $3.98, demonstrating strong underlying business performance during a challenging set of industry conditions. The chart on the left shows the cumulative impact of the share purchase program on earnings per share since the ExxonMobil merger. Earnings per share in 2009 were 44% higher than would have been the case if 2009 earnings were divided by the number of shares outstanding in the year 2000 — the first year of the merger. Importantly, this impact is ongoing through each cycle and is a benefit to all of our shareholders.

Now, I’d like to share our views on the current business environment and the long-term trends that will shape ExxonMobil’s business plans. 12 months ago, as I stood, not quite at this same podium — it was over there — I reviewed with you the dramatic swings in commodity prices and product margins that we experienced in the year 2008. We talked about the emerging global financial crisis, and the impact that it would likely have on investment plans and the broader economy.

Those of you who were with us last year will recall that I expected the near term business environment would present serious challenges for many in our industry. However, what I hope you remember most is that I discussed the importance for ExxonMobil in particular, of ignoring the noise generated by short term fluctuations in the business cycle and staying focused on the long term.

As we look back, or as we look at today’s business environment, most of those expectations have been realized. While financial markets are stabilizing, we continue to have a slow and uncertain recovery from the global recession. Lower economic activity is impacting near term supply/demand balances causing uncertain commodity prices and continued depressed margins. Longer term economic growth will drive a recovery in demand; we just don’t know how fast or at what rate or when.

The economic downturn has caused some competitors to reevaluate their near term business plans. This includes massive write-downs of assets and loss of shareholder equity, publicly disclosed corporate reorganizations, delay or cancellation of projects and, for some, new strategies.

In my view, ExxonMobil stands apart from our competitors. While the past and the current environments present a unique set of challenges, it also presents opportunities and ExxonMobil remains well-positioned to capture the opportunities necessary to meet long-term global energy demand.

Despite the recent economic downturn global energy demand is expected to return and is expected to grow almost 35% by the year 2030, as populations grow, living standards improve and global economies expand. To meet these growing needs and ensure reliable and affordable energy, all economic energy sources will be needed.

The bar chart on the left shows projected demand growth from 2005 to the year 2030 by energy type. In 2005 fossil fuels provided approximately 80% of the world’s energy, led by oil, gas, coal. Nuclear, hydro, geothermal, biomass along with wind, solar and biofuels provided the remaining 20%.

Now if we look to the year 2030, the global energy mix remains largely unchanged. Oil still dominates but natural gas surpasses coal on anticipated very strong growth, particularly as the favored fuel of choice for power generation. The total global energy demand in the year 2030 is expected to rise by about 160 quadrillion BTUs or 1.2% annually with growth concentrated in non-OECD countries.

Importantly, this outlook anticipates that energy efficiency will play an increasing role in meeting future growth. The bar on the far right shows that the energy saved through projected efficiency gains, is expected to be about twice the growth in global energy demands. Without these gains, energy demand will be much higher in the year 2030. This long-term view is the basis for our future investment plans.

ExxonMobil is committed to investing through the business cycle. Our capital spending plans have been largely unaffected by the current global recession. Our projects have always been evaluated over a range of pricing and a range of business conditions to ensure robust returns across a variety of business conditions and business cycles.

We are executing a large inventory of projects and many others are under development. Actual spending in any given year will vary depending on the pace and the progress of each project; however, we are anticipating an investment profile of approximately $28 billion in 2010 and a range of $25 billion to $30 billion per year on average through the year 2014.

In developing these estimates, we attempt to factor in uncertainty in the cost environment. While prices have declined for a number of key commodities and services since the highs of 2008, we continue to aggressively pursue cost reductions throughout all of these opportunities. With those caveats, these estimates represent our best view as we look to the year ahead.

I will close my remarks by reflecting on what I view to be ExxonMobil’s strengths. ExxonMobil’s strengths, from which our competitive advantage derives, are the product of a decade-long process to fully realize the strengths of two great corporations, Exxon and Mobil. That event, now ten years ago, presented us with the unique opportunity to view the energy challenge and the opportunity, in a truly global way. The result, ten years on, is the foundation for our business success.

The Corporation’s diverse portfolio of businesses and our level of global integration are without equal. We bring a unique level of discipline and consistency to the management processes in all aspects of our business. This supports a relentless focus on maximizing the value of our assets. We plan and execute on the basis that ours is truly a long-term business that requires decisions to be consistent with that time horizon.

Underpinning these strengths are our technology leadership, a unique global functional organization structure and our outstanding financial strength. We believe these strengths have and will continue to position ExxonMobil for industry leadership throughout any set of business conditions.

I’ll now turn the podium over to Mark Albers and Andy Swiger, who will now give you a more detailed review of our Upstream business. I’ll be back to talk to you later.

Mark Albers (Senior Vice President)

Thank you, Rex, and good morning, everyone. In the next 45 minutes Andy and I will highlight our Upstream performance and our business plans. I’ll start with a summary of our 2009 Upstream results and strategies, and then I’ll follow that with a review of our exploration activities including our recent discoveries and our near term project developments.

Andy will then take you through how we manage our business day-to-day to deliver superior value. He will review our long-term production outlook and wrap up with an overview of our global Upstream business.

So, turning now to our Upstream highlights. 2009 was a strong year for the Upstream. We maintained industry-leading earnings of $17 billion, and a return on average capital employed of 23%. Annual production was 3.9 million oil-equivalent barrels per day. We added 2.9 billion oil-equivalent barrels to the resource base from our by-the-bit discoveries and undeveloped resource capture and in addition to this, we added a further 1 billion oil-equivalent barrels from revisions to our existing fields.

For the 16th consecutive year, we more than replaced production with proved reserve additions, totaling 2 billion oil-equivalent barrels, and we also replaced production on an SEC pricing basis. Capital expenditures totaled almost $21 billion, up $1 billion from 2008, driven by disciplined investment in new development projects, exploration opportunity pursuits and selective enhancements to our existing assets. Of course, fundamental to achieving these results are the underlying Upstream strategies which I’ll highlight on the next chart.

Consistent with our long-term view of the business, these strategies have not changed. First, we place the highest priority on operational integrity in everything we do, in safety, health, environment and security. We aim to identify and pursue the highest-quality exploration opportunities. We invest in projects that deliver superior returns, and we strive to maximize resource value by developing and deploying the highest-impact technologies and integrated solutions.

As we will show you today, we maximize the profitability of production from existing assets and we are capitalizing on growing natural gas and power markets. Now these strategies may sound similar to those cited by other companies, but I think what differentiates ExxonMobil is our ability to execute these strategies consistently, globally, every day.

Now, let’s take a look at our resource base. At 74.8 billion oil-equivalent barrels, this is the largest, most diverse, high-quality resource base among the international oil companies. The chart on the left shows the strength and the diversity of the resource base with respect to resource type.

The largest single component remains, conventional oil and gas which makes up about 25%. Heavy oil predominantly in Canada accounts for just under 25% of the resource base. And as you can see from the remaining 50% of the resource base, we have a significant position in each of the main resource types.

The resource base is also geographically diverse. Around 45% is located in the Americas with the rest distributed fairly evenly around the globe. What makes our resource base unique is the underlying scale and the quality of these resources. This allows us significant flexibility and selectivity as we progress and maximize the value of each development in the resource base. We continue to grow our resource base through by-the-bit drilling success, undeveloped resource capture and also increasing recovery from our existing fields.

This next chart will highlight 2009 results. In total, we added 3.9 billion oil-equivalent barrels to the resource base in 2009. Let me break that down to you a bit. Our by-the-bit exploration program added 2.1 billion oil-equivalent barrels from additions spanning the globe and multiple resource types. We drilled 45 exploration wells with a 64% wildcat success rate. Our by-the-bit resource additions have averaged about 2 billion oil-equivalent barrels per year across the past decade.

We also continue to pursue resources that have been previously discovered but are either undeveloped or underdeveloped. In 2009 we added a further 800 million oil-equivalent barrels per day in this category, predominantly in the Athabasca in Canada. In 2009 our finding and acquisition costs for new discoveries and undeveloped resource acquisitions was around $1.30 per barrel consistent with the last year.

Finally, on top of all of that, we added another 1 billion barrels of resource through revisions to our existing fields, underpinned by additional recovery in our operated field areas including the U.K., West Texas and East Canada. That’s a good example of how we continue to add value to the resources that we have under management. Combined, these additions provide an attractive and diverse range of development opportunities for the future.

Based on our global seriatim of the highest-potential basins around the world, we continue to capture material prospective exploration acreage in 2009. In a number of areas we identified and captured new play acreage ahead of competition through the integration of geological studies, proprietary technologies and commercial expertise.

These captures provide broad exposure to multiple, high potential plays in underexplored basins. They are also in areas that are close to major energy demand centers. This map shows the major acreage captures that we made in 2009; let me highlight a few of those.

Starting in Canada, we continue to build an extensive acreage position in the Horn River shale gas and Athabasca Oil Sands plays. In the U.S. we added onshore acreage in the Marcellus play as well as offshore in the Gulf of Mexico. We are also active in Europe, significantly increasing our exposure to prospective, unconventional gas acreage.

With our acquisition in Turkey, we increased our position in the Black Sea and now hold the largest acreage position of any international oil company. In Asia Pacific, new offshore opportunities were also added in Vietnam and Indonesia. In addition we captured coal-bed methane acreage in Indonesia.

Over the last five years, we have increased prospective net exploration acreage to 72 million acres, that’s about a 17% increase over the period. As you’ll see in the upcoming examples, we acquired this acreage at a very competitive cost, ensuring we were well-positioned for profitable life-cycle development.

Let’s take a look at the near term activities we have planned on our acreage. In 2009 we drilled 45 wildcat wells and plan to continue that level of activity this year and next. These wells have been identified based on our global seriatim of the highest-quality opportunities in each resource type. Overall our 2009 program met expectations, delivering the expected resource additions in total, and we have further appraisals planned on a number of these areas to assess their full potential.

The 2010 and ‘11 program spans the globe. We are testing offshore plays in Southeast Asia, the Turkish sector of the Black Sea, Libya, Canada’s East Coast, the U.S. Gulf of Mexico, Brazil, Africa and Australia. Onshore, we are pursuing unconventional gas potential in North America, Europe and Indonesia.

I’d now like to provide a little more detail on some of our recent exploration results. We have a strong acreage position in the Gulf of Mexico. In 2009 we continued to add acreage in the prospective deepwater area and now have a total 2.2 net million acres. We made a significant discovery at Hadrian on our Keathley Canyon blocks, and we plan further appraisal there this year.

We are continuing development planning for the Julia Paleogene development. And finally, we are acquiring large scale Wide Azimuth and Coil seismic surveys over our recently acquired leases in the Perdido fold belt area shown on the left between the Great White and the Tiber fields.

In 2008 and 2009, we established a material position in the high-quality Marcellus shale gas play. We now hold 290,000 gross acres in a 50/50 joint venture with Pennsylvania General Energy, an experienced local operator. We acquired this position early; very cost effectively and well-ahead of the recent run-up in lease acquisition costs. We have a very active exploration and appraisal program in progress and have been encouraged by the initial well test results, which reflect on the quality of the acreage.

Another shale gas play where we were able to gain a significant early position is in the Horn River Basin in Canada. We have established the largest acreage position in this basin at a cost

40% lower than industry. We are drilling 11 wells this winter season and acquiring 3D seismic to plan the long-term development and production ramp up.

In 2009, we added 17,000 net acres to our existing strong position at Firebag in the world class Athabasca resource. This brought our total Firebag acreage to 89,000 net acres. Its proximity to the Kearl project will provide execution in operational synergies and position us well to efficiently develop the Oil Sands resource in the future. We are conducting additional coring and seismic as we speak.

In 2009, we made a discovery on our first deepwater well in the Sandakan Basin in the Philippines South Sulu Sea. We have now completed drilling our second well in the basin in a separate play area. There are multiple follow-up opportunities in this basin with a third well being evaluated for this year.

Finally, we have established the largest international oil company acreage position in the deepwater Black Sea with a net 6.6 million acres under lease. We have completed recently large scale seismic surveys and have just spudded our first well. We have a number of play tests planned across this frontier basin in 2010 and next year.

With that overview of our exploration highlights, let me take you now through the quality and the depth of our development project inventory. We have over 130 projects in the portfolio, spanning all resource types and regions in the world. To give you a sense for the scale of this inventory, at 24 billion net oil-equivalent barrels, it is equivalent to our current total proved reserves base.

We have experienced global project execution teams applying industry-leading project management capabilities. We apply a disciplined, gated development process from initial development planning all the way through to start-up. Getting the initial design right, including the application of fit-for-purpose technology, ensures we develop our projects with the lowest unit development costs concept, maximizing the value of the resources and positioning us well for long-term profitable production growth.

Let’s now take a look at some of the recent project activity in some of the recent start-ups. In 2009, we started up eight major projects. These projects are forecasted to produce almost 400,000 net oil-equivalent barrels per day in 2010. In partnership with Qatar Petroleum we began production from the three largest LNG trains in the world and commenced send-out from our two LNG terminals in Europe, all supported by a fleet of the most efficient LNG carriers in the world.

In addition, the Al Khaleej Gas Phase 2 project started up in late 2009, enhancing our position in the growing domestic gas market in Qatar. At Piceance in Colorado, we started up Phase 1 and expect production of 150 million cubic feet per day in 2010, about three times the initial phase. We have five rigs running in 2010 and our approach continues to deliver significant cost savings. In Europe, we also achieved start-up of the Tyrihans field offshore Norway. Overall, 2009 was a very significant year for project start-ups.

We continue to deliver industry-leading project execution results. The chart on the left is one you’re familiar with, shows the average variance between actual and funded costs for the projects we started up between 2005 and 2009. The red bar represents ExxonMobil operated projects. The blue bar reflects those that are operated by others. Over the last five years we have delivered operated projects within 6% of initial funding estimates.

While we have not been immune to cost increases that have been seen in the market over the last five years, you can see that our rigorous processes, coupled with the expertise and the experience of our project management teams, have enabled us to effectively manage costs throughout the market cycle.

In addition, across that period, we continued to deliver comparable projects in lower cycle time than our competitors, whether it’s in the deepwater of West Africa, the Arctic conditions of Sakhalin, or with LNG facilities. Bringing projects on-line consistent with initial budget and time estimates, is absolutely essential to delivering profitable volumes growth and superior shareholder value.

Let’s now take a look at some upcoming project start-ups. This chart shows eight of the 12 major projects that we plan to start up by 2012. The projects are diverse, spanning the globe in many resource types. RasGas Train 7, the final of the 7.8 million ton per annum LNG trains in Qatar, started up last month and the Golden Pass LNG regasification terminal will start up in the second half of this year. We’ll also start up Odoptu, our second development at Sakhalin-1 in the second half of this year.

During 2011 to 2012 we have five further developments coming on-line in Angola and Nigeria. We have two new developments in Australia with the Kipper/Tuna and Turrum projects, and one in the U.K. Finally, the first phase of our Kearl Oil Sands development in Canada will start up.

Let’s now take a look at the production contribution from these projects. This chart shows the increase in net production capacity we expect to add from start-ups from 2009 forward. In 2010 we will deliver almost 400,000 net oil-equivalent barrels per day from the 2009 start-ups. We have just brought RasGas Train 7 on-line and combined with the other projects in our portfolio; we anticipate adding 1.5 million net oil-equivalent barrels per day by 2015.

As you can see from the chart 80% of these new additions are long-plateau volumes. These are flow streams that maintain their plateau rates literally for decades. Examples include the Qatargas and RasGas LNG projects, the PNG project, the Gorgon Jansz project, Kearl Phases 1 and 2, Syncrude Aurora, and Kashagan. These projects provide ExxonMobil with a very strong foundation for future production and growth.

I’d now like to highlight just a few of the near term projects. In 2009, we fully funded the first phase of the Kearl Oil Sands project and have commenced project execution. This resource is among the highest quality in the Athabasca. Based on the use of our proprietary technology and execution plan, we expect to also make it the lowest-cost oil sands project in industry on a unit basis.

I’m also pleased to advise that since last year’s analyst meeting, we have been able to boost our estimate of the Phase 1 plateau from 110,000 barrels per day to 140,000 barrels per day based on on-going engineering optimization studies and development planning.

We have also recently commenced front end engineering and design on the Phase 2 project which we expect to start up around two years after Phase 1. In 2009 we fully funded the Papua

New Guinea LNG project and have commenced project execution, awarding all our major contracts by the end of last year.

This high-quality resource is located in a very challenging project execution environment and will require industry-leading project development capabilities. We will construct a gas conditioning plant in the Highlands, over 450 miles of pipelines and a two train, 6.6 million ton per annum LNG plant near Port Moresby.

It is the largest ever private investment in Papua New Guinea and it is forecasted to double PNG’s gross domestic product. We have secured long-term sales and purchase agreements under attractive terms to underpin this project, and are well-positioned to maximize value in the growing Asia Pacific gas market.

In 2009, we achieved early oil start-up at Banyu Urip in Indonesia. This is the first stage of development. Based on appraisal drilling we have increased estimates of the recoverable reserves under full development from 350 million barrels to 450 million barrels.

A full field development would deliver 165,000 barrels per day and utilize a 60-mile pipeline to an offshore floating storage and off-take vessel in the Java Sea. We also continue to evaluate development concepts for the discovered gas in the Cepu contract area to meet Indonesia’s growing domestic needs.

Let’s now take a look at some of the technology we are deploying across the Upstream to capture value. Our long-term commitment to research continues to deliver advantaged technologies to our business. Let me highlight just a few examples. As we look across the phases of our Upstream activity, our exploration focus is on discerning subsurface images that today industry cannot visualize.

Our high-end seismic technology on Full Wavefield Inversion is beginning to achieve that and we are also working on advanced seismic pattern recognition to identify subtle geologic features. In drilling, building on our Fast Drill results, we are now working on the next step change: reduction in drill string vibration to further increase drilling speed.

In Canada, we have an active field trial under way to demonstrate our innovative hydrate mitigation technology on a large scale. This has the potential to dramatically extend subsea tie-back distances and significantly reduce costs, not only in the deepwater but also in Arctic. Initial field tests of our Electrofrac technology for oil shale extraction were encouraging this past year. We are progressing further field tests to progress full evaluation and demonstration of that technology.

Finally, we continue to develop and test improved oil recovery processes which are benefiting our existing fields, such as Tapis in Malaysia and also enabling access to new resources such as Upper Zakum in Abu Dhabi. Our long-term commitment to research and development continues to be a significant competitive advantage for ExxonMobil.

I’d now like to hand over to Andy, who will take you through the rest of the Upstream business and how we continue to deliver superior shareholder value. Thank you.

Andy Swiger (Senior Vice President)

Thank you, Mark, and good morning, everybody. I’d like to begin by taking you through three cornerstones that ensure we maximize the value of our resources – superior resource recovery, capital efficiency and operational excellence. Let’s first look at how we maximize the recovery of our resources.

In 2009, as a result of focused studies on 15 of our existing fields, we added 600 million oil-equivalent barrels to our resource base. How did we do this? Firstly, we have developed best practices in reservoir management that incorporate what we have learned from decades of operations and we apply them consistently around the world.

This illustration here shows the continuous cycle of reservoir management activities from depletion planning and target setting through surveillance and measurement, performance prediction and opportunity generation. These ensure we extract maximum value from the reservoir.

The application of technology is a key enabler to all of this. Tools such as our proprietary reservoir modeling software, allow us to accurately characterize the reservoir, identify how to increase the recovery and develop the resource most cost effectively. We also make very selective investments in work programs to enhance the value of our assets. We achieve this through a rigorous global opportunity prioritization to ensure that we are always pursing the most profitable opportunities to develop the resources efficiently.

I’d like to share two examples of how we are applying this expertise. In Abu Dhabi, we are working with our partners to maximize recovery from the Upper Zakum field, one of the world’s largest oil fields. We are doing this by applying an innovative development approach here, such as the use of artificial islands and extended-reach drilling with targeted completion designs.

Together, these will minimize the investment required in drilling and infrastructure, ensure maximum reservoir contact, increasing recovery from this field most cost effectively. To support this world class project, we have established a dedicated ExxonMobil technology center. It is co-located with the operating company to facilitate the application of proprietary ExxonMobil technology and guide the use of best practices in the development of this resource.

More recently, we were awarded the contract for the redevelopment of the West Qurna-1 field in Iraq. We are confident in our capability to develop this field to achieve its maximum potential. Our global organization’s experience in production enhancement, project planning and execution, facility integrity management and operations management will be fully leveraged to support this work effort.

We have established our team to commence working on this project and they have been in-country to engage with their counterparts, gather data, including the initial production tests and begin the development planning. We are looking forward to working with the Iraqi Ministry of Oil and the South Oil Company on this world class field.

Maximizing the value of our portfolio requires disciplined capital spending. ExxonMobil takes a long-term view of our investment decisions. The chart on the left illustrates our 2009 capital spending. We invested $20.7 billion, the highest since the merger. This was driven by a selective pursuit of quality exploration opportunities, by disciplined investment in our project portfolio to deliver near and mid-term volumes and investment to add value to our existing operations such as additional drilling programs.

We anticipate our near term capital spending to be at or slightly above this level as we continue to pursue opportunities in our portfolio. ExxonMobil has the financial strength to invest in attractive projects through the business cycle to profitably grow our business.

The final cornerstone to maximizing resource value is operational excellence. ExxonMobil’s proven global functional structure combined with rigorous management systems enables operating units around the world to continuously benefit from new learnings and technical expertise.

Operational excellence ensures safe operations, which is the most important result, but along with this we also achieve superior profitability. One measure of an excellent operation is facility reliability which is typically measured by uptime. We continue to see our operated uptime at two percentage points higher than the fields operated by others in our portfolio. This is equivalent to around 40,000 barrels a day of additional production which is achieved without any incremental capital investment.

Similarly, our relentless focus on cost management ensures that we are constantly identifying and capturing efficiencies in our operations and sharing these for global application. We have deployed our best practices to our new project start-ups. It has ensured smooth and efficient start-up of the facilities, positions them well so they achieve superior life-cycle profitability.

These three cornerstones, superior resource recovery, capital efficiency and operational excellence, ensure that we maximize the profitability of our business and provide confidence in our ability to deliver future plans.

Let’s now take a look at the production outlook. The chart on the left shows our outlook for total production through the year 2013. In green is showing the base values from all our fields currently on-line, and this area also includes future work programs on those base fields. This production base is currently forecast to decline at about 5% per year.

The next wedge is our buildup from project start-ups from 2009 onwards. This includes both the major projects we showed you earlier, and also the many hundreds of smaller projects we believe are sufficiently attractive for us to pursue. Finally, we have shown a wedge associated with new resource additions, be they the results of exploration programs or the pursuit and capture of undeveloped resources. Examples of these would be Horn River and Iraq, respectively.

On the right-hand side we can see the shift in the composition of our portfolio driven by the increasing number of long-plateau projects we have starting up. These build on a strong base of long-plateau production from fields we already have; such as Groningen, the Qatar trains, Tengiz, Cold Lake and Syncrude.

Long-plateau volumes provide a very solid and reliable foundation for our production outlook. Of course, the actual outlook in any specific year can vary above or below what is reflected here due to variables in price, quotas, weather, regulatory changes and, in fact, geopolitics.

With that understanding, and on that basis, you can see that we continue to expect production to grow between 3% and 4% this year driven by the 2009 and 2010 project start-ups. When we include the total potential new resource additions to our portfolio we would expect our overall growth to be about 2% to 3% per year on average through 2013.

Let’s now take a look at our gas marketing activities, and how we are maximizing the value of our gas production. 2009 was a busy year. We achieved first sales from a number of projects that have been under development. Our integrated LNG projects, the Al Khaleej Gas Phase 2 project and the Piceance Phase 1 project.

We also achieved a number of milestones in 2009. We joined with TransCanada to progress the Alaska Gas Pipeline project and entered into front end engineering and design on a Nigeria domestic gas power plant project at our Qua Iboe terminal.

In Asia Pacific, despite a backdrop of challenging market conditions, we secured attractive long-term sales and purchase agreements which allowed the Gorgon Jansz and PNG LNG projects to progress. This early mover advantage has put these projects ahead of the other opportunities being pursued in the region. In our Energy Outlook we see this region being the fastest growing gas market, and we are well-positioned to help supply the region’s future gas demand.

The size and diversity of our gas portfolio is a key competitive advantage. We have 69 trillion cubic feet of proved gas reserves. We employ a team of worldwide commercial experts, with detailed understanding of global market dynamics to maximize the value of these gas reserves. On the chart you can see a projection of our 2010 gas sales. The portfolio is balanced between oil- and gas-indexed contracts and also has a degree of flexible volumes that provides us with the optionality to maximize value in dynamic global markets.

As we look forward we expect to continue to expand our gas sales through projects that develop high-quality resources by applying innovative technology, project execution excellence and global commercial expertise.

I’d now like to switch gears and take you through a number of measures as to how we are continuing to develop superior shareholder value from all of our activities. Let’s first discuss reserves replacement. The chart on the left shows our average reserves replacement ratio from 2005 through 2008. We continue to out-perform our competitors.

The chart on the right shows the reserves replacement cost. This is the capital expenditures made in acreage acquisitions, exploration and Upstream development activities divided by the proved reserves additions. ExxonMobil’s unit average reserves replacement costs from 2005 to 2008 were $6.86, well ahead of competition. As you can see our disciplined approach ensures we are consistently adding reserves at the lowest cost and thus delivering greater value to shareholders.

ExxonMobil’s ability to maximize asset value through operational excellence is also the result of effective cost management. This slide shows ExxonMobil’s total cost indexed to 2004 versus competitors over the same period. Note that the chart runs through 2008 as 2009 data is not yet available for all of the competitors.

As you can see while we saw up to 70% increase from the recent overheated cost environment in the industry, we mitigated these market factors more effectively than competitors. Our disciplined approach to cost management involves the consistent application of global best practices to deliver efficiencies, employment of mature, contracting strategies and the continuous high-grading of our portfolio. Our approach has continued to serve us well and it is continuing to capture value in 2010.

Our growing competitive advantage is further illustrated by this chart which shows production per share indexed to 2005. Our production per share has grown on average, 6% per year leading the competition. In addition, our reserves per share has grown an average of 8% per year over the same period, as a result of our success in adding more proved reserves than we produce each year and the benefits of the share purchase program.

Turning now to earnings per barrel. This chart shows earnings per oil-equivalent barrel produced. We have consistently led the competition in this indicator of value. ExxonMobil’s average earnings per barrel from 2005 to 2009 were almost $17.50, over $2 per barrel higher than the next closest competitor. At approximately $12 per barrel, our 2009 earnings illustrate the competitive advantage provided by the underlying strength of our disciplined approach to the business.

The final measure of shareholder value I’d like to discuss today, is return on average capital employed. We continue to lead the industry. Our continued disciplined approach to capital investment during this period of significant project expenditure has ensured we maintained an efficient capital base. Combined with our strong earnings, our return on average capital employed continues to lead competition. 2009 Upstream return on capital employed was 23%, some five percentage points higher than the nearest competitor.

Let me now wrap up with a summary of our portfolio by resource type. ExxonMobil has built a significant global LNG portfolio. We are actively leveraging the project expertise developed in Qatar, as we progress the PNG development.

Along with the Gorgon Jansz development and other projects we are pursuing, we expect to participate in a 100 million tonnes per annum of LNG capacity in the coming years. We are actively evaluating opportunities at Scarborough in Australia, in Nigeria and the offshore Blue Ocean Energy regasification terminal off the coast of New Jersey.

As we look forward, our unconventional gas business is currently our fastest growing resource type. We have established a strong acreage position in Europe. We have significant exposure in the Marcellus shale, Horn River basin and elsewhere in North America, and we continue to add opportunities all over the world to our portfolio.

At Piceance, by applying our technology and a disciplined approach, we are cost effectively developing this world class resource of about 45 trillion cubic feet, and we are well-placed to leverage this experience to our growing portfolio.

Our technology development is positioning acid/sour gas to be a future growth area in our business. Our Controlled Freeze Zone demonstration plant will start up in the next month or so, and it has the potential to provide a cost breakthrough that will allow commercialization of additional sour gas resources around the globe, and potentially make carbon capture and storage more efficient and affordable for reducing greenhouse gas emissions.

In the Arctic we have an exciting portfolio of oil and gas opportunities. Our experience in Arctic development is positioning us very well to continue developments in Sakhalin, to bring forward our projects in Alaska and Canada to meet the future needs of North America. In addition, we have exploration pursuits in the Canadian Beaufort, offshore eastern Canada and offshore Greenland.

Another growth area is heavy oil sands. Our decades of experience at Cold Lake and Syncrude provide us with a strong foundation, and we have a further phase of development under way at Cold Lake. Kearl remains the lowest-cost oil sands project in development. We are currently progressing Phase 1 with future phases planned. Finally, our recent acquisition of acreage at Firebag North has increased our position in this attractive resource area. We are well-positioned to maximize the synergies in this large portfolio.

We continue to hold a strong deepwater position. We have best-in-class performance for our producing assets. In Angola, our operations uptime was above 99% in 2009. In addition, we have a significant portfolio of development projects and we are actively exploring to add more to the portfolio. Our industry-leading project execution capabilities in the deepwater will ensure we are well-placed to maximize the value of these opportunities.

Finally, the high quality of our conventional portfolio continues to be a strong foundation of our overall asset base. It is here that we have developed many of the best practices that we continue to successfully leverage around the globe, and we continue to identify opportunities and efficiencies in these operations to ensure leading life-cycle profitability.

In summary, the differentiating results that I’ve shared with you today flow directly from the Corporation’s strengths and the consistent application of our clearly defined strategies. We have the largest, most diverse and highest-quality portfolio of exploration and development opportunities in the industry and, as you have seen, we are successfully growing that portfolio.

We deliver the lowest life-cycle costs from initial acreage capture to mature field production. We develop and deploy proprietary technologies that are delivering competitive advantage today and will position us for continued technology leadership in the future.

With the substantial increase in exploration opportunities that we have captured, our industry-leading resource base, our superior project execution and operations capabilities and our financial strength, we are uniquely positioned to deliver superior value to our shareholders.

Thank you for your attention. I would now like to introduce Don Humphreys, who will begin a review of our Downstream business.

Don Humphreys (Senior Vice President and Treasurer)

Thank you, Andy, and good morning to everyone. Like last year’s presentation I’m going to provide an overview of our Downstream business and then share details of our Fuels Marketing and Lubricants and Specialties businesses. Mike will follow with a review of Refining and Supply, and conclude with a Downstream summary.

In 2009, ExxonMobil continued the trend of delivering industry-leading Downstream results. Despite a difficult business environment, especially in the refining sector, our full year segment earnings were $1.8 billion, which equates to a return on average capital employed of 7%. Over the past five years, our Downstream return on capital employed has averaged 29%. Our refinery throughput was 5.4 million barrels per day and petroleum product sales were 6.4 million barrels per day.

Last year, we invested nearly $3.2 billion in our Downstream business. We have managed our capital well, and our 2009 Downstream average capital employed was 10% lower than a decade ago. We continue to focus on improvements in all aspects of our operations including safety, environmental performance, energy efficiency, reliability and margin enhancement including the benefits from our integration with Chemicals.

Let’s now take a look at the downstream industry environment. By 2030, we expect energy demand for the transportation sector to increase about 35% versus 2005. This increase is driven by growth in the non-OECD or developing countries. OECD demand is projected to be essentially flat. Despite the potential positive effects of this energy demand growth on the downstream industry, we expect very challenging business environment. This reflects a global increase in industry refining capacity and potential regulatory related policies and mandates.

So now, let’s take a look at our strategies. We believe our strategies are effective in all types of industry conditions. They are straight-forward, but the keys to success are commitment to the strategies in good times and bad and disciplined execution of the strategies. ExxonMobil’s Downstream has delivered industry-leading returns in large part because of our global functional organization, which aligns stewardship metrics, key initiatives and investment plans consistent with the strategies.

Now, I’ll turn to the strengths of our Downstream operation. Our focus on operational excellence extends to all parts of our business. It sustains our license to operate and is fundamental to our competitive advantage. In the important area of safety, last year we achieved best-ever results in our lost time incident rate for combined employee and contractor workforce.

ExxonMobil is a leader in downstream technology. Our long-term commitment to developing and deploying proprietary technology is a primary reason for our superior business performance, and Mike’s going to say more about that later.

We maintain an unwavering approach to capital discipline. This includes divesting assets and selectively investing in advantaged projects through the business cycle. This approach allows us to keep our capital employed trending lower and generate superior shareholder returns over the long term. Integration is an ExxonMobil competitive advantage. We remain focused on identifying opportunities to extract value from the integration of our Downstream and Chemical businesses.

We are very proud of being an efficient operator. Whether that is defined in terms of unit operating costs, energy efficiency or personnel efficiency, ExxonMobil’s Downstream has a proven record of leadership in these areas. These strengths exist because of our talented global workforce and the effectiveness of our global functional organization. Our Downstream employees are the force that turn our strategies into our strengths.

Now, let’s take a brief look at the Downstream overview. Our Downstream portfolio is represented by three global businesses that are individually strong. However, we see even greater value created for ExxonMobil shareholders when we capture integration synergies. We are the world’s largest refiner with many of our refineries integrated with Chemical, Lubes or both. We also realize benefits from our integration with the Upstream business as we optimize equity crude placement.

Refining and Supply has been making investments in fuel efficiency and cogeneration, for example at the Antwerp and Fujian refineries; investments in diesel production represented by our $1 billion investment in clean diesel; and in key growth markets such as Asia Pacific.

Our Fuels Marketing business provides access to many channels, both retail and business to business. Our previously announced transition of the remaining owned retail sites to distributors in the United States is progressing well. Globally, we have about 28,000 retail sites and we expect that to continue to trend downward over time.

Lubricants and Specialties enjoys close integration with the Refining and Chemical businesses and we continue to grow our Mobil 1 and Mobil SHC flagship brands by building on our leadership in synthetics technology.

I’d like to now talk about each business in more detail and we’ll start with Fuels Marketing. This graph shows the spectrum of sales channels in our Fuels Marketing business. While our branded retail business is well known, the business to business portion of our portfolio which includes industrial and wholesale, marine, and aviation, is also a significant contributor to the Fuels Marketing portfolio. It makes up over 50% of total Fuels Marketing sales and has a very low capital base.

Over the years, we have implemented global systems, processes and practices that help ensure efficient execution of our business strategies worldwide. Our Integrated Business Teams are a global, cross-functional group of marketers, refiners and supply chain specialists who are charged with optimizing product placement. The value captured by these teams has been significant and we continue to see margin improvement benefits each year.

The Fuels Marketing business has diverse sales channels that provide secure, ratable and profitable outlets for our refineries. Operating efficiency is also vital to our success in the highly competitive Fuels Marketing business. Our Fuels Marketing operating expenses continue to trend lower, in part due to the savings realized from our global approach to this business.

Our global resources include investments in work processes, centralization of support activities and innovative technologies. The result is improved productivity and enhanced ability to meet our customers’ needs. While we expect to continue to see operating cost benefits from our retail transition in the United States, we plan to deliver additional cost savings from continued application of our global resources and other cost reduction initiatives.

Productivity improvement is also an important metric for our Fuels Marketing business. As a result of our capital discipline our Fuels Marketing average capital employed continues to decline. In the coming years, we expect to maintain that downward trend.

Our productivity as measured by sales divided by average capital employed is improving, driven by capital discipline, selective investments and high graded operations. Our asset optimization initiatives and focus on productivity have enabled our Fuels Marketing business to deliver significantly improved performance.

I’d like now to talk about our Lubricants and Specialties business. Our Lubes and Specialties business delivers very strong performance by leveraging integration and maximizing the contributions from our proprietary technology and global brands. As the largest global producer of lubricant basestocks, our Refining and Supply, Chemical and Lubricants and Specialties businesses capture benefits from integration. This level of integration is unmatched in the industry.

Lubricants and Specialties have a value-growth strategy, founded on proprietary synthetic technology and the strength of our world-class synthetic brands. Also supporting our focused growth are the creation and deployment of efficient business models in key developing markets such as China and Russia.

In the finished lubricants business, we have seen considerable high-value product growth due to our focus on synthetic oils, including our flagship passenger vehicle engine oil, Mobil 1. We continue to grow this brand, which helps strengthen our market-leading position.

In 2009, we set a sales record for Mobil 1. The Mobil SHC brand of synthetic industrial oils has also seen strong growth in recent years, as customers are choosing to protect their equipment and increase productivity by using our differentiated products and lubrication engineering services.

Our global brands have tremendous appeal and are recommended by numerous original equipment builders. Customers value our products, in part because they are built on a legacy of ExxonMobil technology leadership. Examples of endorsements are the Mobil 1 label on the oil fill cap of every new Porsche engine, and the Mobil SHC name plate on equipment of leading wind turbine manufacturers.

Approximately 60% of new gear-driven wind turbine manufacturers use Mobil-branded industrial lubricants in their products. The strength of these brands and technology is supported by an integrated, global, reliable and efficient supply chain. As this chart shows, we have also become more efficient in our Lubricants and Specialties business.

Since 2005, our ongoing efforts to optimize the business have resulted in significant improvements. These include the consolidation of order centers by over 50%, rationalization of our blend plants by about 40% and streamlining of our product offering by over 25%.

We have further leveraged these efficiencies by moving to consistent global processes and fostering a world-class workforce. These and other efficiency steps have driven improved results for our Lubricants and Specialties business. We continue to be focused on improving our operating efficiencies while still investing in select growth markets.

Superior growth in high-value segments and markets supports our strategy of long-term, profitable growth. Both of these graphs tell a similar story and illustrate significant growth since 2005. Through technology and brand leadership, we have demonstrated higher growth versus industry in the synthetic oil category.

By leveraging our equipment builder relationships and efficient business models, we have grown our business in developing markets, such as China and Russia, considerably more than industry. By focusing on high-value products, select growth opportunities and maintaining our focus on efficiency, our Lubricants and Specialties business is positioned to remain a strong contributor to Downstream business results.

Now let me turn the presentation over to Mike Dolan.

Mike Dolan (Senior Vice President)

Well, thank you, Don, and good morning. 2009 was a very challenging margin environment for refiners. Weak demand and increased global refining capacity drove industry margins to low levels worldwide.

Despite these near-term challenges, our Refining and Supply business remains well-positioned. We are the largest global refiner, and our refineries are 60% larger, on average, than the industry. We have industry-leading conversion capacity, and we are the largest lubricant basestock manufacturer.

Our size gives ExxonMobil refineries a scale advantage versus competition. Also, our refineries are among the most efficient in their geographies due our long-term focus on energy efficiency, cost reduction, reliable operations, capital investment discipline and proven project management skills.

We’ll look next at integration advantages. Integration is more than a refinery and chemical plant located next to each other. We have built processes and systems that allow our organizations to identify the highest value for each of our molecules.

We employ optimization tools that help us decide real-time whether molecules should be made into fuel products, a lubricant basestock or sent to our Chemical company for further upgrading. With our Upstream, we also capture integration benefits from optimizing our equity crude placement.

At our integrated refinery and chemical plants, we have common site management, utilities and infrastructure. Importantly, common global processes and our global functional organization help maximize the potential of integration by setting high expectations and driving global best practices quickly and efficiently through our global system.

We will now look at another competitive strength for ExxonMobil, the ability to process a wide range of crude oils to take advantage of feedstock discounts in the market place. We focus on what we call challenged crudes. These are crudes that are typically discounted in the market place. These feedstocks present an opportunity to reduce feedstock costs and increase margins. However, the discounts are due to unfavorable characteristics, which make the crudes difficult to process.

These limitations may prevent others from processing them. But with our virtual molecular assays, capital investments to expand feedstock flexibility and proprietary technology advantages, we are able to process about twice the volume of challenged crudes as the industry average. We have plans in place to improve our capabilities further through additional technology application and real-time global data sharing.

Last year, we processed a record number of challenged crudes in our global refining network. Since 2004, we have increased the volume of challenged crudes processed by more than 50%.

I’ve talked about scale, integration and reducing feedstock costs. An equally critical area is cost efficiency. The 2008 Solomon Associates benchmarking data plotted on this graph shows that our operating expense performance continues to be strong, and the gap between ExxonMobil and the industry is growing. In fact, we are an industry cost efficiency leader.

Cost management is very important in our business, and we work diligently to maintain and grow this advantage. We don’t do this with ad-hoc programs that can disrupt reliability. Rather, we do this with firm plans and excellent implementation over a long period of time.

We leverage our integration synergies to capture operating expense savings. We maximize the benefits of our scale, and we rigorously steward our business on cost efficiency performance.

Now we’ll look at energy, which is the largest component of cash costs for refiners. As you can see on this chart, our refineries’ energy intensity declines while industry’s has increased, growing our competitive advantage. Continuing cogeneration investments, including the Antwerp and Fujian refineries combined 375 megawatt startups in 2009, and our Global Energy Management System are helping our refineries become more and more energy efficient. In these challenging times, our energy cost advantage is even more critical.

Now, we’ll look at the important area of total workforce efficiency. ExxonMobil has a highly-talented workforce in all of our facilities worldwide. Our unique culture and world-class workforce help to set us apart from competition.

In personnel efficiency, as shown on this chart, we have a 25% advantage versus industry. We achieve this high level of efficiency by utilizing our scale, extensive automation, global processes and by supporting our workforce with high-tech global networks and state-of-the-art computer-based and classroom training.

Our Downstream success is underpinned by technology. At ExxonMobil, we maintain world-class research, development and technical support capabilities. Let’s look at some examples.

ExxonMobil has a rich legacy of downstream technology leadership. There are many technological “firsts” pioneered by ExxonMobil. Our scientists and engineers developed and patented many of today’s core refining processes, such as Fluid Catalytic Cracking, Fluid Coking and Catalytic Reforming.

ExxonMobil developed the world’s first synthetic lubricant, and Mobil 1 synthetic engine oil remains the gold standard in automotive lubricants. ExxonMobil continues to build on our downstream technology leadership to help provide the energy solutions the world needs today and in the future by investing in research for both high-impact, near-term technologies and potential game-changing longer-term technologies.

In the near term, we are developing advanced catalysts and processes to efficiently upgrade a wide variety of crudes into even cleaner burning fuels. We are progressing development of proprietary heavy oil characterization technology that will enable us to more effectively process heavier feeds, and a variety of technology programs are under way to improve energy efficiency.

For the longer term, we are working on new technologies for gasification and on-board vehicle hydrogen generation. Our alliance with Synthetic Genomics Incorporated in the area of advanced algae-based biofuels still requires years of research and development, but if successful, could help the world’s growing demand for transportation fuels.

As we conclude our Downstream section, I’d like to talk about our portfolio management efforts and how those relate to our return on capital employed. As the graph shows, we have reduced Downstream average capital employed consistently since 1999. For comparison, the average of our key competitors’ downstream average capital employed has actually increased over the same time period.

Our reduction and Downstream average capital employed results from a combination of factors. First, disciplined capital investment helps ensure we invest wisely in new plant and equipment. A second reason for this reduction has been our active, ongoing portfolio management activities.

Disciplined portfolio management is not a new focus for us. We did not wait until times were difficult to evaluate our portfolio. We constantly evaluate our assets and take appropriate action to maximize shareholder value. Over the past decade, we have divested our interest in ten refineries, almost 5,000 miles of pipelines, about 140 product terminals and had a net reduction of about 40 lube blend plants and over 20,000 retail sites.

While portfolio activity levels vary year-to-year, we have had significant activity in each year. In fact, a high percentage of the activity took place in the past five years during the height of the high-margin downstream environment. When we divested, we sold our interests for more than they were worth to us and generated shareholder value.

Portfolio management is a long-term, ongoing effort for us. If someone is interested in our assets and they value those assets more than we do, we may elect to sell. If a change to our portfolio is deemed good for our shareholders, regardless of the industry margin environment, then we will carefully evaluate those opportunities.

Finally, let’s review an important financial metric, the Downstream return on capital employed. This graph shows ExxonMobil’s superior performance in Downstream return on capital employed. Downstream returns vary due to the cyclical nature of the business. However, from the last downturn in 2002, through the peak in 2007, to the most recent year, ExxonMobil is the return leader.

If you look back at the average return we have achieved over the 2002 to 2009 cycle, as shown by the red dashed line, our Downstream return on average capital employed of 23% is nearly double our nearest major competitor and more than double the average of competition, as shown by the blue dashed line.

In summary, ExxonMobil’s Downstream is the industry’s most efficient and has the highest return. Now this concludes our Downstream overview, and I’ll now move to our Chemical business. ExxonMobil Chemical is one of the world’s three largest chemical companies. Its financial performance exceeds that of other oil companies’ chemical divisions and major chemical competitors.

In 2009, earnings were $2.3 billion, with a return on average capital employed of almost 14%. Despite the economic downturn, prime product sales volume was 24.8 million tonnes, about the same as 2008 and we invested $3.1 billion in the business, our highest level in the last ten years.

We’ll start by looking at some of the key drivers of our chemical business. Chemical markets continue to grow. The graph shows year-on-year changes in global GDP in blue, and year-on-year demand growth for our key chemical commodities in red.

You can see that from 1995 to 2006, global demand grew annually at about 3% above GDP. In 2008, demand contracted more than GDP due to inventory destocking. Longer-term, we expect demand growth to average about 2% above GDP. Growth in mature regions will be about equal to GDP, while growth in developing regions will be well-above GDP.

Chemical growth is driven by penetration into new markets as lighter-weight, lower-cost chemical products continue to replace materials such as paper, aluminum, glass and steel. Material substitution is also the result of products helping create sustainable solutions for consumers. In fact, a recent study shows that for every unit of carbon dioxide emitted by the chemical industry over the product lifecycle, more than two units of carbon dioxide are saved by society through the use of chemical products and technologies.

Lastly, it is worth noting that about 60% of global chemical demand growth will be in Asia Pacific, with almost half of that global demand growth in China alone. Later, we’ll discuss in detail how we are helping to meet this growth.

As shown on this chart, the commodity chemical business is cyclical, with swings in capacity utilization shown in red, resulting in swings in margins shown in blue. In late 2009, industry demand began to recover, but the capacity utilization and margins spent much of the year near bottom of cycle levels. Looking ahead, approximately 10% additional ethylene capacity is expected to come on stream in the next two years, continuing the historic boom and bust cycle and resulting in weakened margins in the near term.

Next, we’ll review the strengths of our Chemical business, or the strategies of our Chemical business. Now you’ve seen these strategies before. They are not new and have served us well over multiple business cycles. We are confident in our strategies, remain committed to them and have the discipline to execute them consistently throughout the business cycle. We believe these strategies allow us to outperform both other oil company and major chemical competitors.

Key strategies I’ve shown on this chart, our portfolio is unique, with a global mix of commodity and specialty businesses. We capture value through integration with the Upstream and the Downstream. We relentlessly focus on operational excellence in every aspect of our business.

We have a disciplined approach to investments to ensure our projects are advantaged to support growth and add value. Underpinning all of these strategies is our technology leadership in both processes and products.

Now, let’s take a closer look at how each of these strategies deliver value to our Chemical business. Our portfolio consists of both commodity and specialty businesses. The scale of commodities allows us to capture the upside earnings potential at the peak of the cycle.

The graph shows the commodity earnings in red. From 2004 to 2007, commodities averaged over $3 billion per year in earnings. Within these cyclical commodity products, we have developed premium grades, such as our metallocene and polyethylene, that provide enhanced value to our customers and command a premium in the marketplace. As a result, even with the weaker industry margin environment, our commodity businesses earned almost $1.4 billion in 2009.

Specialties, shown in blue on the graph, are less cyclical and have provided a stable, yet growing earnings base, averaging over $1 billion per year over the last four years. Lastly, 90% of our businesses maintain either a number one or number two global market position. In addition to the strength of our portfolio, we add further value to the Chemical business through integration.

Over 90% of the chemical capacity that we own and operate is integrated with our large refineries or natural gas processing plants. On a real-time basis, we ensure that refinery and gas molecules are upgraded to the highest value. Using proprietary technology, we have engineered flexibility into our assets so they can utilize a wide range of feedstocks, reducing input costs and increasing margins.

Additional synergies include the sharing of facilities, expertise and best practices at our large integrated sites, allowing us to implement efficiencies faster and on a global scale. We believe we do this better than anyone else and on a scale that is unmatched in the industry.

Our relentless focus on operational excellence is not limited to integration, but covers all aspects of our business and creates a competitive advantage. This page highlights two examples where we have driven efficiencies in our ethylene steam crackers.

The chart on the left shows steam cracker operating costs for North America. We held our costs in red, flat to slightly down over a time period when industry costs in blue increased by about 30%. Our focus on continuous improvement is a fundamental approach we apply consistently year after year, not something we do only during the bottom of the business cycle.

The chart on the right shows energy intensity, which is how much energy is used per unit of production. Energy typically accounts for more than half of the variable costs of making petrochemicals. Once again, you see that our performance in red was better than the industry in blue and improved at a faster rate than the industry.

To achieve these improvements, we leveraged our global functional organization, which is structured to identify best practices and efficiently implement them around the world. We apply this approach to all aspects of our business, from safety to environmental to capital project management to cost control.

We are currently in the process of submitting data for industry benchmarking based on 2009 performance, and we expect the results will once again demonstrate our commitment to operational excellence creates a competitive advantage and enhances the overall value of the business to our shareholders.

Our Chemical business is a growth business, and about 60% of that demand growth is expected to be in Asia Pacific. As you can see in the blue bars, we lead our competitors today in manufacturing capacity in Asia and the Middle East, a key supplier to Asia.

The gold bars show the announced capacities in Asia Pacific in the Middle East of ExxonMobil, our major oil competitors, and Dow Chemical. As you can see, we expect to maintain our leading position serving these growing markets.

A highlight for this past year was the startup of our new integrated complex in Fujian Province China. Fujian is China’s first fully integrated foreign joint venture petrochemical complex, combining for the first time refining, chemical and Fuels Marketing. This capacity complements our existing facilities in Singapore and our joint ventures in the Middle East.

Let’s now review our projects currently under development aimed at supporting Asia Pacific growth. We strive to develop projects that are advantaged versus competition. Our key advantages are proprietary technology and generally falls in three areas shown across the top.

The first, is advantaged feed. Our technology allows us to process a wide range of feedstocks, reducing input costs and opening up integration benefits with our refineries and gas plants. The second is lower-cost processes. Our world-class catalyst expertise is a key enabler for improving process efficiency.

The last is through premium products. These products provide enhanced benefits to our customers, resulting in more sales and higher margins. While this sounds simple, very few companies consistently deliver all three advantages in their investments.

This chart shows on the left the three large investments under development. First, our Singapore expansion is currently under construction and will combine our most flexible cracker with premium products that we are producing in Asia for the very first time.

In Saudi Arabia, at our existing joint ventures with SABIC, we are developing a project to complement our large commodity base with specialties, such as thermoplastic elastomers, compounded thermoplastic polyolefins and various types of rubber. In Qatar, we are developing a project that includes the world’s largest ethylene steam cracker. The project sources advantaged feed from Qatar’s North Field and includes production of premium polyethylene products.

Finally, a little on our chemical technology; technology anchors nearly all of our competitive advantages. Our technology portfolio is focused on delivering value through advantaged feeds, lower-cost manufacturing processes and premium products.

For example, proprietary technology being used in our Singapore project will allow us to access a wide range of lower-cost feeds, including several advantaged feeds that conventional chemical plants cannot process. Technology also plays a critical role in developing lower-cost manufacturing processes.

Advanced processes and proprietary catalysts deliver improved energy efficiency and greater reliability, which lead to increased asset utilization. Breakthroughs in catalyst and product technologies deliver innovative products that create value for our customers and command premiums in the marketplace.

Now, let’s see how all of the strategies and competitive advantages that I have discussed deliver a superior return for our shareholders. As you can see from this chart, the chemical business remains cyclical.

From 2002 to 2009, our Chemical business delivered an average return on capital employed of more than 21%, as shown by the dashed red line. Our average return during this cycle was more than double any of our oil company or major chemical competitors. As shown by the dashed blue line, from 2002 to 2009, our major competitors’ average return was below 8%.

We have outperformed our competitors because we have consistently executed our strategy. We have also captured value from the combination of our unique scale and integration. As you can see in the graph, our financial results are simply unmatched.

I will close with this chart summarizing both our Downstream and Chemical performance. While we operate these businesses separately, both Don and I have spoken about the unique integration between them, and how the businesses are optimized together to maximize shareholder value. No one harvests the benefit of integration better than ExxonMobil.

Across the last cycle, from 2002 to 2009, our Downstream and Chemical businesses shown in the chart in red had combined average earnings of $8.8 billion per year and a combined average return of 22%, more than double the competitor average shown in blue. These results speak for themselves and show we are delivering unequal benefits across the Downstream and Chemical platforms.

Thank you very much. With that, I’ll turn it back to David who will review the remaining agenda.

David Rosenthal

Thank you, Mike. At this point, we will take a quick break. I would like to limit the break to about ten minutes or so. So if everyone would please plan to be back here at 11:05, we will have some concluding remarks from Rex Tillerson, followed by the Q&A session. Thank you.

BREAK

David Rosenthal

Okay, if we have everybody back, I would ask you to take your seats, please. At this point, I would like to turn the program back over to Rex Tillerson who will make a few concluding remarks, and then we’ll open up for our Q&A session.

Rex Tillerson

Well, welcome back. To the folks, again, on the telephone and the webcast, hopefully you were able to get a break as well. I do want to thank Mark, Andy, Don, and Mike for their presentations and effort they put into those and providing those overviews for you – the Upstream, the Downstream, and Chemicals. They’ll join me here in a moment for the Q&A period.

So some of you I know have some additional questions. I was getting a few of them, and I asked you if you would to ask those in the broader group so everyone could hear the response to those because I know they will be interested in those questions.

As I reflect back on the last year and all that we have kind of dealt with, I really am quite proud of both our operational and our financial performance. I hope this morning we have been able to give you an appreciation of how on a very continuous basis we really manage this business for that level of performance, dealing with the conditions that we have at the time and continuing to take steps recognizing that that’s a today event and that today is important to us — from a financial, cash management, ensuring we can meet our obligations on dividends, and keep paying our people and keep investing.

But beyond that, today’s conditions are really not all that important to what we spend most of our time doing. Most of our time is spent, as you’ve heard us say many, many times, thinking about ten years from now, 15 years from now, what does this need to look like and can we put it in a position that, given that I don’t know what the world will look like ten or 15 years from now, but whatever I put in place, I’m confident it’s going to continue to produce industry-leading results.

That’s really what this is all about, and that’s what we have tried to give you — some sense of how do we do that because we really do believe it is different than what other people do.

Now as we navigate the global recession, we will continue to employ this business model that many of you have seen to implement our strategy, and that is this constancy that I’m talking about. Most of you, if you’ve been here before, you’ve seen this model. You understand that it’s important to us, and you understand why we don’t change it.

We test it. We test it against a range of conditions, and we keep coming back to — this has proven itself time and again at top-of-cycle conditions or at the bottom-of-cycle conditions. We want to be the industry leader.

By employing this model, we have delivered shareholder value over many years by capturing greater value from strong margins in the up-cycle, and you saw that in the metrics. The gap really opens up when you get in positive business conditions and by outperforming our competition and the broader market when you get into a down cycle. That’s how we have really built this business.

Our discipline, effective implementation of this model and our superior results are closely linked. The way ExxonMobil utilizes this model and all of the associated processes that are part of our global operations provide, in our view, that unique, competitive advantage.

Embedded in our business model is our approach to risk management. The risks inherent with major energy projects and the day-to-day operations we undertake are considerable. Our focus on long-term planning, common processes and procedures and our global functional organization are not only competitive advantages, but are also fundamental to our approach to risk management.

In addition to operational risk, our Board of Directors regularly discusses the risk to our industry-financial, geopolitical, environmental and technology. ExxonMobil’s approach to risk mitigation and risk management are also discussed early with them.

We manage financial risk by maintaining a strong balance sheet and rigorously assessing risk factors and incorporating them in our investment decision processes. Our long-term investment horizon means the geopolitical factors must be assessed in each investment opportunity in order to understand the upside and the downside sensitivities.

Diversity of supply, geographic location and partner selection are all elements to mitigate risk. Our employees are guided by our Standards of Business Conduct, ensuring that they conduct business operations in the highest, ethical manner.

While environmental risks are frequent headlines in the news, ExxonMobil actively manages these risk areas as part of daily operations through rigorous processes. Our Outlook for Energy forecasts that oil and gas will continue to be the leading source of energy for at least the next 30 years because that’s all we publish, but clearly, it won’t fall off the cliff in 30 years. So it will be well beyond that 30-year horizon.

Our environmental business plans identify risks associated with the delivery of these energy sources as well as our own consumption. That’s what drives our improvement efforts.

Finally, we understand the importance of technology in our industry and invest consistently over long periods of time. Our leadership in energy innovation gives us the confidence in our ability to deliver innovative solutions. The current business environment is challenging, but at ExxonMobil, again, we remain focused on the long term, long-term business success and long-term growth and shareholder value.

Financial results and stock market returns are also best viewed over a longer time period, consistent with our investment horizons. We have generated greater shareholder value than the broader market and greater value than the average of our industry competition over the last 20, ten and five-year periods.

Most dramatically, over the last decade, the S&P 500 annualized return was a negative 1% versus ExxonMobil’s annualized return of 8%. When looked at over a 20-year period, ExxonMobil has returned on average 12.2% annually, or 1.4 percentage points higher than the average of our competitors. As we look to the future, we remain committed to growing long-term shareholder value.

In closing, we are proud to be a leader in providing reliable, affordable energy in a safe, secure and environmentally responsible way. We are also proud of our ongoing efforts to identify and develop new technology that enables us to be more competitive and efficient. ExxonMobil is strong, resilient and very well-positioned for the future.

Our portfolio of opportunities is healthy, and we will continue to strive to deliver superior returns. Our global functional organization remains a very unique competitive advantage. We are steadfast in our disciplined approach to our businesses. Technology leadership has been a defining characteristic of ExxonMobil for many years and will remain so through many business cycles to come.

Our financial flexibility positions us for many outstanding future opportunities. We will not be distracted from our focus on maximizing long-term shareholder value. Finally, I believe that because of these characteristics and the exceptional talent of our employees, ExxonMobil is uniquely positioned for the future.

Now before we begin the Q&A portion of the meeting, as I promised you, I will take a quick moment to discuss the XTO Energy transaction by reviewing the strategic incentives and giving you an update of the regulatory approval process. The agreement with XTO Energy is the result of an ongoing, disciplined evaluation of timely investment opportunities to position ExxonMobil again for a long-term success.

XTO has assembled substantial, high-quality U.S. unconventional gas and oil resources across multiple basins. They also have extensive technical capabilities and operating expertise in unconventional resources and the proven ability to grow profitable production and reserves from such a resource base.

Looking ahead, we believe the transaction creates a catalyst for significant, long-term growth potential. This includes moving forward the development of global unconventional resources as well as the ability to optimize investment programs across this type of resource opportunity.

These resources are attractively positioned to increase natural gas production and to meet the growing demand for gas, which you have seen is a central element of our view for the future of energy. Gas is expected to contribute more significantly to the U.S. and to the global energy mix over the coming decades.

Finally, we plan to create a premier global unconventional resource organization located in XTO’s current offices in Fort Worth, Texas. It will function similar to our other Upstream global functional organizations.

The opportunity to capture significant value from the combined ExxonMobil and XTO resources, in my view, is compelling. However, the ultimate value of the transaction will be measured over many years to come, even decades, by the long-term shareholder value that we believe will be created.

In my view, the combination of XTO and ExxonMobil will enable us to more effectively play our part in addressing the world’s energy challenges and will help create the integrated solutions that provide consumers with energy supplies, the energy security, the environmental protection and the economic growth they expect and they deserve.

With regard to the current status of the XTO transaction, we continue to work cooperatively with the regulatory agencies involved in reviewing the proposed transaction. These include the Federal Trade Commission and the Securities and Exchange Commission in the United States as well as the competition authority in the Netherlands.

Initial filings have been made with each regulator, and we expect the necessary clearances to be obtained in the near future. Subject to final regulatory clearance and XTO shareholder approval, we do remain confident that we will close the merger during the second quarter and are developing our transition plans based on that timeline.

That concludes my prepared remarks. We’ll now turn the lights up, and I’m going to ask the other members of the management committee to join me up here.

I’ll be happy to take your questions. I would ask that you wait for the microphones which are available so that not only can we and the others in the room hear you, but the people listening in on the telephone and the webcast can hear your question as well. So if you’ll give me a second to let these gentlemen get positioned. Right down here.

QUESTION AND ANSWER

Question 1

I’d like to see if you might elaborate a little bit on your expectations for Iraq, both your own production expectations, net to ExxonMobil by the end of your forecast period, say 2013, as well as any expectations for total country production capacity by that point in time.

In particular, I’d be interested in any color commentary you might have on some of the constraints highlighted by others in terms of potential export capacity constraints, personnel issues, of course the security situation, and then perhaps anything on water availability as mentioned as a possible bottleneck by some.

Rex Tillerson

Well, that’s a big question. Let me say, first, that, as you know, we are in very early days, having just concluded the signing of that agreement, having it ratified. We have had our first work planning meetings, I would call them, where our technical people have been in Iraq, both in Baghdad and down in Basra where the Southern Oil Company offices are located that affect the West Qurna operations.

We have run production tests. We have agreed on what the baseline production is, which is important in the contract that establishes the volumes above which we participate. We are now in the drafting stages of the first set of work programs and plans that would govern the next year plus of activity. What kind of well activity do we need to undertake from just a rework, what kind of new drilling facilities works?

So it’s a fairly extensive plan. I would just say that those planning meetings, and the team just returned from about ten days of those about a week or so ago, those are going very well, very good cooperation from our counterparts in the Iraqi Southern Oil Company. I think a real commitment to the collaborative effort. I would say they have been more enthusiastic about our joint work perhaps than we anticipated even.

So I think the right elements in terms of where everyone’s mind is are in place for the technical people to be able to do what they need to do. Specifically as to how that production buildup will look, I don’t want to comment on because until we get agreement on the work program, it would be premature for me to say what it would be because we do need their concurrence on the work activity, and that will govern how rapidly there’s an impact on volume. So, it’s just too early for us to even say that.

The production curves you saw, and I think Andy referred to it, there was a hatched area of production above what we had in the base and the projects. That’s where there’s a component we have kind of notionally put in there for Iraq, but again, I wouldn’t want to say much more than that because I think we need to get this first stage with them.

With respect to the challenges, you’ve listed some of them that are pretty well-known. Clearly, if the volume buildup occurs as the Iraqis hope it will, then there will be need for additional export capacity. We don’t see any obstacles to adding that export capacity on a pace that’s probably accommodative of the buildup in volume say over the next five to six to seven years.

Water is going to be an issue because most of these fields do need some injection of water in order to support production levels. There are already discussions under way about how that might be carried out in a joint fashion. It is not within our current contract, but the Iraqis know that they need to come up with a solution. So whether they provide that or whether many of the industry IOC players who have either of these developments join together in some other structure to accomplish that is still open for discussion with them.

So I guess at this point, what I would say is it’s going well. Its going as well as we could hope for. The security situation will continue to be a challenge for some period of time. I think we are all hopeful that once the post-election forming of the new government moves forward and begins to reach its conclusion that some of that will subside. But we know that we are going to have that issue to deal with for a long time to come.

What I would say we have observed is that when those incidents occur now, they really do appear, unlike the past, to be very one-off incidents, and they are not destabilizing to the population. So the people around us in the communities and the areas where we are working, in the past when those occurred, it tended to throw everything into turmoil. Today, we just don’t see that happening.

I think that’s a real tribute to the stability that the Iraqi government has been able to institute around a lot of their major population areas and around these areas of activity that they know we are going to be working.

So I’m encouraged. We are going to have to be very diligent, though, to ensure that we protect our people, which we will do. But at this point, I think we feel reasonably positive about moving forward now with that.

Question 2

Rex, U.S. onshore has classically been a cost-of-capital business at best. While some E&P companies have done well delivering and promising strong production growth, they have never been about returns on capital.

If I put aside the XTO acquisition premium, which I fully appreciate you can’t comment on at this point at time, and I know you’re pursuing global unconventional strategies as well, core onshore U.S. E&P is going to be a sizable portion of your spending. It is very difficult to understand, even as part of ExxonMobil, why it’s going to deliver much more than a cost-of-capital or slightly better than cost-of-capital of return. I appreciate any thoughts you have in regards to that.

Rex Tillerson

Well, it will be managed as you see us manage our portfolios more broadly. I think one of the attractions here is that we will have a large portfolio of unconventional opportunities in a global sense from which we can now prioritize and select those that we think are going to deliver the best returns.

I would tell you if you just look at the publicly available information on XTO from their own filings, as they are still a standalone company, they have a fairly efficient cost structure around what they do here in the United States. We intend to not just take the benefits of that against their own holdings, but begin to take some of the benefit of that against our broader holdings. So, we are looking for some improvement in our U.S. holdings broadly.

So I take your point that if you look at the way people have been doing it, I wouldn’t disagree with your observation. Obviously, we are not making this transaction so we can keep doing what everybody’s been doing. We will do all the things that we always do when we have a major new opportunity like this, and we will be integrating it with our global processes and businesses and then looking at how do we get the returns to acceptable levels and do that in a very programmatic way.

We will be driven by different things than perhaps they have been driven by in the past or that the players in that space at large are driven by because we are a, as you point out, we are a return-based model. Most of those players are not return-based. They’re driven by other metrics.

So that’s part of what we are excited about doing is bringing that in now and going to work on it. We are confident with all of the strengths that you’ve heard us talk about between the two, that down the road — and that’s why we cautioned everybody in the past. Don’t look for anything in the next year or two. This is not about this year or next year. This is about what I said earlier. How do we get positioned ten to 15 years from now, now that we are still the industry leader?

Question 3

Rex, you guys have been a major player in the global gas business for many decades. I think one of Andy’s charts showed that 40% to 45% of your gas sales this year is going to be indexed to oil. But when you think about the evolving global LNG profile and also Gazprom’s recent price shift or pricing shift in Europe, there could be structural changes underway.

So my question involves what do you think that the strategic and the financial implications are for some of these changes, both for the industry and for Exxon in over, say, three, five or ten years? How do you think that that 40% to 45% oil index number is going to evolve?

Rex Tillerson

Well, I’m going to make a real broad comment, and then I’m going to turn it to Andy and let him really get more into your question. Again, for those of you that have been around for a number of presentations and our Energy Outlooks of years past, we have talked about how global gas markets would evolve and have been evolving.

Really, it’s been going on for almost 20 years now, starting with the deregulation processes here in the United States and how gas, the deregulation, led to a completely different type of pricing structure here in the U.S.

I use that pricing structure with a big P, including transportation and storage and all the elements of the value chain, from resource development to delivery to the customer. We have talked about how that will move to other parts of the world as supply dynamics change.

The next place was Europe. Europe is still a bit of a market that’s somewhat in transition because they’re still undergoing a lot of the regulatory change dictated by the EU. So we are seeing those evolutions occur.

The LNG business we talked about globally, how that will evolve globally as more supply becomes available and more customers have receiving capabilities. That will evolve. So all of these market structures are in a, what I would call, a period of transition that’s been going on for some time.

I think what our people have done — I think a very good job in the past of doing — is they’ve seen that coming. They’ve seen it, I think, ahead of when maybe others have seen it, and much of what we have today has been positioned with that view in mind. So with that broad comment, let me just let Andy comment.

Andy Swiger

Yes, I think the evolution of a gas market is going to be an extremely complicated business driven by a mix of what customers want, what regulators want to happen and what overall politics dictates might happen. We have, as Rex said, spent a lot of time positioning ourselves to give us the optionality based on how those variables play out.

We continue to have discussions with customers around the world, and a lot of those customers are now thinking about where they want to go. They’re looking at what’s happened in the last few years. They’re trying to project out where things are.

But even though you’ve seen some movements, some more publicized than others in recent about some marginal changes and things, most people don’t have the desire yet to move out of their comfort zone. I think you’re seeing things happen in Atlantic basin, driven by LNG fungibility there.

Then, you could logically project will happen around the world over some period of time. But what that period of time is going to be is very, very hard to say because it will come down to what customers think they want to do and, indeed, what governments allow those customers to do, whether those customers might be regulated or subject to some sort of a government fee over what they do.

We will continue to do what we have done in the past, which is to look very closely at everything, maintain as much optionality as we can, commit carefully and continue dialogues with customers to try to get a fix on where things are going. But it would be as hard to project, as oil prices are right now, what the real direction of the market is going to be. The best thing is to stay flexible, be ready.

Question 4

Rex, besides the returns challenge of XTO that you mentioned, would you agree that the second biggest risk is going to be retaining the staff of XTO? Can you talk a little bit about how you’re going to mitigate risk of staff leaving?

Rex Tillerson

Well, again, I don’t want to say too much in detail about the transaction with XTO. I think we made it clear when we announced the transaction that an important element of this is not just the quality of their resource holdings and their position in the unconventional space, but also that they had a purpose-built organization.

They really have been created for this resource. They don’t do anything else. This is it; And that one of the real attractions to us is we have evaluated their capabilities as an organization. We have been very impressed.

So a key element of it is to retain that capacity, do so, leave it intact where it’s currently located and then bring our global portfolio into that organization. We’ll be putting some people there as well, obviously, to then manage it in the way that I described.

So that is the objective. All of the steps we have taken both in how the transaction is structured and how we evaluate all of their compensation and the benefit programs are structured around that objective in mind. Beyond that, I really wouldn’t say anymore.

Question 5

I wanted to follow up on the gas question and then a second question, please. I would imagine that one thing that customers would want is not to pay oil parity prices when gas prices might be half that on a spot basis. So do you expect in the near term to see an erosion of your oil-linked prices for gas, let’s say, over the next three years? Or do you think that will be able to hold near term?

Rex Tillerson

Andy, do you want to respond?

Andy Swiger

Sure. I think that the premise that you set out is one that we might logically think would be happening. The reality, though, is a lot of the customers, particularly on the oil base side, also take very long-term views of the market. They got into oil-based contracts many years ago for a reason that was strategically important to them or important to their governments.

Now when they look at it, they have questions in their mind whether we are in an aberration period right now, what the long term is really going to be. Fundamentally, if you’re in a place that’s far away from a liquid gas market now, the question they have to answer is, well, what liquid index would you trust? If you’re going to jump off an oil-based contract, what gas index do you want to tie yourself to? If you’re an Asian customer, do you trust the Henry Hub or the NBP? How does your government or your regulator feel about that?

Those are the sort of things that I think are stewing around in people’s heads right now, driven by the disparity that you put, but also driven by taking a very long-term view on things. So different customers will probably reach different conclusions at different times. Again, it’s hard to project what that will look like.

Question 5 – follow-up

Yes, a second question on M&A. I guess I was surprised. It is easy in hindsight to think that Exxon didn’t consolidate more at the worst time of the downturn, given the strong financial condition. I’m sure you considered some moves back at that time. But what’s the answer as to why you didn’t buy more assets or companies at the end of ‘08 or early ‘09?

Rex Tillerson

Well, the answer is the same one I give every time someone asks. It’s purely and simply a matter of value proposition. You’ve got to believe that you are acquiring it at good value and, in particular, that it has long-term growth potential for you. To just pick up a portfolio asset and milk it out, I mean, certainly you can do that. We don’t have the need to do that necessarily.

So there’s a lot of factors, obviously, that go into when you evaluate one opportunity versus another. But we are typically looking for things that would be material, that we can have some degree of influence on so that we can improve it and that we believe has longer-term upside potential, has growth in it because that’s where we can really then begin to pull the value out of it on a go-forward basis.

So the real answer to your question is during that time, notwithstanding the fact that conditions maybe you can say were at their bottom, people’s financial situation wasn’t necessarily at the bottom then. So in view of values, we are still not aligned with how we would value some things.

But that’s a dynamic, and things don’t always happen with the price curve precisely. There’s usually a bit of a lead lag effect in there as people digest what’s happened in a big market correction, begin to understand, well, what does this mean for me and my asset holdings going forward? Then, they begin to think about, well, okay, maybe I should be exiting this or I should be entering that. That’s what sets up the dynamic, then, for us to have conversations with people about opportunities. Over here.

Question 6

I was wondering with the boost in U.S. natural gas production, do you think there’s an increased likelihood of exports of gas in North America? Then, also, I was wondering your opinion on the outlook for refining margins and how long you think it might take for some of this overhang and refining capacity worldwide to be taken out of the market.

Coming out of this depressed refining environment, which region do you think will be best-positioned in terms of the refineries? The U.S. has quite sophisticated refineries, but they’re building a bit of capacity in Asia. Particularly in China, there is some new capacity on stream.

Do you think this is, like, a challenge for European and U.S. refining markets? Or do you think a lot of that is going to be eaten up by the China demand? Thanks.

Rex Tillerson

Andy, do you want to quickly answer the first one? Then, Mike, I’m going to ask you to respond just to the refining environment.

Andy Swiger

Yes, with respect to the prospect for LNG exports for North America, every year, we go through our Energy Outlook quite comprehensively, just released the latest version in the last few months or so.

As we continue to look at all the components of gas supply in North America, we look at the demand that we project in North America driven by power generation, driven by other things and so forth, we do not see a case where we would anticipate there would be scope driven by just supply and demand factors for LNG exports.

In fact, we see the U.S. and North America, in particular, and overall continue to require a level of imports, even through the sloppy period that we are entering into in natural gas markets right now.

A lot of it is driven by the fact that conventional supplies are declining fairly rapidly. Even with substantial growth in the unconventional, the sort of substantial growth rates that we are seeing right now, we still see the need for imports. So in our view, our Energy Outlook does not show a case where we see exports of LNG for North America.

Mike Dolan

The question on the refineries, as you state, there is an overhang in capacity today around the world. If you look at the developed areas, Europe, North America, Japan, what we see is a flat demand type of scenario as well.

Now what happened back in the ‘80s, if you want to look back that far, when we had a similar type of environment in the refining industry, it actually took quite a long time for capacity to come out. I kind of remember off the top of my head. It was kind of five, six years back then.

The reason for that is that it’s difficult to shut refineries down. They’re very complex. They employ large amounts of people. There’s obligations on shutdown. Sometimes they change hands and become terminals and other things.

But typically, what we have seen in the past is that it’s very difficult for people to shut down. So it’s almost impossible to say how long it’s going to take. The difference between now and the ‘80s, of course, is what I said, and that’s that we are not really in a growth environment for transportation fuels, as we talked about earlier in these markets.

There is growth in Asia, of course, and the Middle East and somewhat Africa and South America. So that growth will help absorb some of that refining overhang that is out there.

In terms of the complexity, it’s true that we have the most sophisticated refineries in these developed nations. But in the developing nations, if you look at what people are building, they’re also starting to build some fairly sophisticated refineries.

So what’s there on the ground is not as complex. But if you look at some of the new plants that are coming up, the one we built in Fujian that I mentioned, you look at the Reliance plant in India, which is quite complex, it is moving in that same direction. Inevitably, that would have to move to be larger, more efficient, more like the model that we have had in developed nations.

There is going to be a lot of pressure on the developed areas. You can see Japan already with utilization rates kind of down in the high 60s. It is actually quite low from a historical standpoint for refiners.

So most of the discomfort is going to be felt in these regions and, in particular, the Atlantic basin where product moves back and forth between Europe and North America, but impossible to predict how long it’s going to take. It is a function of how long some of the marginal players can hold on.

As we talked about, we position our assets so we are at the top end of the cost curve in all markets. So while we don’t like the current margins any better than anyone else does, we think from a competitive standpoint in all the regions, we have tried to position our assets over the long period of time to be competitive and relatively as positive as they can be versus the competition.

Question 7

I’ve got two questions, first, of a more specific nature. I was wondering if you’d help me understand how with respect to either the Kearl project or Horn River or perhaps any other assets oncoming in Western Canada, you make the decision in terms of the allocation of interest between yourselves and Imperial. Any clarification you might offer in that regard would be appreciated.

Secondly, of a more general nature, it’s always seemed to me that it’s the task of any given management team to try to strike what they would consider to be a proper balance between return and growth. I think, again, very clearly this morning, Rex and your colleagues, have indicated where Exxon has stood on that, namely a high degree of emphasis on the return.

My sense is that that may be shifting a little bit toward a little bit more balanced position. I was wondering if you could comment on the validity of that observation and, in particular, where you see the returns on Iraq fitting into that particular spectrum.

Rex Tillerson

Well, the answer to the question on Canada is pretty simple. Think of it as a Canadian-wide AMI, 50/50 AMI, where any new opportunity that comes up we, Exxon Mobil Corporation and Imperial, have the option to participate on a 50/50 basis. We don’t have to participate.

If Imperial has an opportunity they like, and we don’t like, we don’t have to participate as Exxon Mobil Corporation. If we identify an opportunity and Imperial doesn’t think it fits with them very well, they don’t have to participate. So when you do the sums, we are 50%. If we both participate, we are 50%. Then, we are almost 70% of Imperial’s 50%. It is not any more complicated than that.

With respect to the question around a shift of emphasis on returns, that would be perceived only because there is no shift. As I indicated, our objective is to be an industry leader.

So returns will certainly go up and down, as we have seen. Our objective is to always be the industry leader from a return standpoint, and we think if we do that well, then we will always offer an attractive return relative to the S&P 500 as well. Looking backwards, that’s proven to be the case. Looking forward, that’s still our objective.

Iraq meets those return criteria. If we execute Iraq the way we think we will be able to execute it, barring security problems or things that would prevent us from executing the plan that we are talking to them about, Iraq will deliver for us a double-digit return that meets our criteria of being acceptable.

Question 8

If I could, I have two questions. One, there’s an article talking about you guys may be exiting some of your unconventional gas properties in Hungary. I wanted to see whether you can comment on that. So far, what have you learned about the unconventional resource base in Europe comparing to what you see in the U.S.?

The second question is have you seen any signs or early signs of cost inflationary pressure reappear in any part of the Upstream supply chain. Thank you.

Rex Tillerson

With respect to Hungary, when we went in, we indicated it’s a new play, high risk, but high reward, high potential. We have drilled a couple wells there. We have tested it. It does not appear to be commercial.

We did find hydrocarbons, but the nature of the reservoir and the nature of the geology doesn’t look, in the area where we have tested, to be particularly attractive. Mark, if you want to add any additional comment on Hungary and then more broadly, I guess, is the question.

Mark Albers

Yes, on Hungary, we had a commitment to go in and drill three wells, which we have done. It was a very challenging resource, and going in, we assessed a number of risks. As Rex said, we did find hydrocarbons, but they were not commercial. We did fulfill all of our obligations on the lease commitments, so we are moving on.

With respect to European and east European shale gas potential, it’s very early days, obviously. We are in the stage now where we are defining drilling wells, drilling core wells and doing some initial testing, running seismic. We plan to complete that program over the next year or two and then be in a position to evaluate what’s the most optimum way forward.

Rex Tillerson

Another part of the question …

Question 8 – follow-up

(inaudible question—microphone inaccessible)

Rex Tillerson

I can ask either Andy or Mark or Don or anybody that wants to comment. Don has our Global Procurement organization. If anyone wants to kind of comment on broad market trends, which is all we could really offer up.

Don Humphreys

Well, we are seeing some abatement. Certainly, our procurement folks this past year were able to get some very nice savings in terms of working with folks. In some of the higher cost areas, deepwater rigs especially, we have not seen a huge abatement in costs. I think it’s something that everybody is focused on. I see us making good progress in it. I think 2010 will probably be a good year for it.

Mark Albers

If you look at some of the CERA indexes that are publicly available, costs have come down about 15% or so from the peaks on average in the middle of 2008. Of course, what we are trying to do is to look at that through our technology, through our development concepts and come up with the absolute lowest-cost concept and then define that so well that when we go into execution, we can execute that at a lower cost than anyone else.

So we are not only capturing what the market gives, but as Don says, through our Global Procurement activities, capturing a reduction because of our scale, but also from our technology, such as at Kearl, and our concept selection, such as at the deepwater vessels in West Africa, and then our execution, such as we have done in Qatar. All of those together would then give us an enormous competitive advantage, whatever the cost market is.

Question 9

I’m just curious. You obviously have a pretty well-defined production ramp for the next few years. But if you sort of get to the end of that ramp, and this is a little bit hypothetical, but if at some point in the future you got to the point where the aggregate reserves and the aggregate production went into decline, but on a per-share basis they were growing at a satisfactory rate, is that a situation that would be problematic for you and for the Company? Or would you be content with something like that?

Does the giant of the whole thing have to move forward for the business to be successful, or can it just move forward on a per-share basis and be successful?

Rex Tillerson

Well, as we have said many times, volumes are a result, not an objective. So if the volumes at some point in the future were lower or declined at some point, then that would be because we had concluded that that’s the best way to deliver value, that the incremental volumes that are on offer would be negative to value. They’d be eroding value.

So typically when that happens, that’s a transient event. So, again, if you take a snapshot in time, you can take a snapshot in time and really get fixated on that and come to a lot of conclusions that wouldn’t be necessarily correct in a longer-term perspective.

But we have got 74 billion barrels in the resource base. We have got a lot of things to work on. We are blessed with the ability to pick and choose those that we think are ready to move forward in the environment and in our view of what the future will be. That will continue to be the way that we will add those increments of volume.

Back to your other question of M&A, and all of that is part of what we are constantly doing, is if we can see an opportunity that looks attractive, meets our objectives over the long term, we’ll undertake it. The fact that the volume curve is bending one way or the other, that’s a result of mathematics of adding up everything, and there’s the volume. We don’t have a volume target. Back over here.

Question 10

One question, one point of clarification, please. The question is back in 2006, you showed a chart which demonstrated your ability to capture the environment on a weighted basis for your oil and gas mix. In 2009, that trend seems to have kind of fallen apart somewhat.

As we look forward to Kearl, more gas in the mix, XTO, regional gas – I guess like Al Khaleej – and so on, I’m just curious. What gives you the comfort? Or what comfort can you give us, rather, that you can sustain that sector leadership?

The point of clarification is, on your production volumes, you didn’t give a price deck. You didn’t give the normal caveats about OPEC and PSC effects and so on. Can you just clarify what that outcome looks like under the current price environment?

Rex Tillerson

Well, let me answer the second very quickly. The basis for those volume charts we show you are the same every year. We do have a price deck that is our planning basis. It is not a price forecast. It is just a planning basis, and we do not share that publicly, unlike some of my competitors. I think there are some people in the Justice Department one day that may be interested in that.

It does not anticipate future asset sales unless we already know — unless we know we have got something working. Then we do go ahead and include that. It doesn’t make much of an assumption on OPEC.

So it’s kind of if we produce what we have got and the price basis that we have assumed, this is what you’ll get. An interesting analysis if somebody out there had the energy to want to do it because I know every year we get the publication of our prior year’s production lines and how we didn’t make those.

If you go back and reconstruct those at the time and add back in assets sales, and add back in price effects, and add back in OPEC effects, I’ll let you do the analysis. That’s what you all are paid to do. You’re analysts.

Your first question about whether I’m concerned about — and I think it’s a profitability question, erosion of the profitability of the Upstream barrel. This gets back a little bit too… I always caution people about getting fixated on a data point. One year does not the future make, and it certainly doesn’t make the future of our results.

So I would just say that, yes, you may see from time to time because of the timing of investments, the start-up costs that come with some of these major projects that we are starting up, and you do get — there is an Opex effect when you start something up. Then, you can get it running, and then you can begin to drive things back down. Part of the start-up costs [has] come out.

But you also then have the opportunity to now go to work on that and begin to drive that down. That’s really what we do with each of the assets. So when you’re in a period of pretty high-activity start-up like we have been in the last couple of years, there’s an effect in there that’s often hard to discern.

So, no, I’m not overly concerned about it. I think as you’ve heard others say, the organization is intensely focused on those cost metrics because in the kind of environment we have been in and the questions have been asked about the cost pressures, we see those, and we do not want those to become embedded, nor to set a new baseline.

So we are not satisfied and the organization’s not satisfied with allowing that to happen. But I do think we are in a period of a lot of activity, a lot of major multi-billion dollar start ups. So you’re going to see some impact of that when you bump things against trend curves. You may see a data point that looks off trend one year.

I would just say, take a look at longer-term trends, because that’s what we are driving towards. We have got time for one more question, right there in the middle.

Question 11

In your estimate of energy demand at 2030, you said gas would grow 1.8%, mostly for power generation. Could you discuss the opportunities in the Transportation sector?

Rex Tillerson

For gas?

Question 11 – follow-up

For gas. Yes, sir.

Rex Tillerson

Well, we think gas as transportation fuel has a lot of limitations. There have been a number of studies done. We have done our own. I could also refer you to the EIA’s recent study just done in 2009 that they published, and we would concur with their conclusions, and that’s that natural gas as a transportation fuel will probably never be particularly attractive. But it’s due to basic physics.

The density of the fuel that you can put on board the vehicle is a limitation. It is a gas. It is not a liquid. So when it competes with whether it’s conventional gasoline, diesel or biofuels, liquid biofuels, density is a problem. To get more comparable energy on board means you’ve got to either pump it up to higher pressures or you’ve got to put bigger storage tanks.

So it has some limitations with respect to the range of the vehicle operation. It has some limitations with refueling, not just the fact that there’s an absence of refueling stations, but a refueling modification to it at conventional retail site is about $1 million. If you’re a mom and pop dealer, that’s next to impossible to do without a lot of help.

Then, when you pull up to that station to refuel, it takes a little longer than when you’re putting on board liquid fuel. The question of using it in tractor trailer, cross-country transportation, I just, for all the reasons I just described, that one, I can’t make the math work on why anybody would do that.

Now having said that, there are — and CNG vehicles have been around a long time. They’ve been around in fleet service for 30, 40 years. I mean, the technology itself, there’s nothing new about it, and there’s not much you can do to the basic physics and thermodynamics to improve it.

But where you have fleet operations, municipal buses, taxi cabs, a company, that have large fleets of service vehicles, utilities where the vehicles all come back to one central location every night, you can afford the cost of installing a refueling system where you can refuel these vehicles simultaneously overnight. You can get enough fuel on board that they basically can make their daily rounds and come back. That could make sense for someone.

The cost of converting a vehicle is not insignificant. So you’ve got an upfront capital cost. So for all of those reasons, we just do not see natural gas as a viable transportation fuel. We don’t think the consumer is going to particularly be pleased with what they have to do.

From an economic standpoint, there’s really not the kind of gain that people think there is. From an emission standpoint, the kind of best case, you do get about a 15%, best case, 20% reduction in CO2 emissions, well-to-wheels on a CNG vehicle versus a conventional internal combustion gasoline engine.

An internal combustion gasoline engine has got a lot of room to get better, and it’s going to get better. It is getting better. So that’s going to always compete against this other alternative as well.

Well, that concludes our Q&A time for today. I do want to thank all of you for joining us today. I hope that we have provided you some additional information from what you otherwise could get and have reinforced to you kind of what our whole message and what our intent is and try to expose you to the capabilities and the competencies of the ExxonMobil organization.

We are blessed with, in my view, some of the best people in the world working on our behalf in all of these business lines you’ve seen. They are enormously creative, enormously innovative. What we try to do is point them in the right direction, hands-on meet with them and say, what can we do to allow you to be successful and make the greatest contribution you can? Year-in and year-out, they don’t disappoint us.

So thank you for being with us today, and safe travels.